Exhibit 10.14

November 29, 2018

Michael Bogansky

120 Lafayette Avenue

Oreland, PA 19075

Dear Mike:

On behalf of Marlin Business Services Corp. (“Marlin” or the “Company”), I am pleased to offer you the position of Senior Vice President and Chief Financial Officer. In this capacity, you will report to Jeffrey Hilzinger, Marlin’s President and CEO. You will be located in our Mount Laurel, NJ office. The details of this offer include:

Start Date: On February 1, 2019.

Duties: You will be responsible for leading the Finance organization and participate as a member of Marlin’s Senior Leadership Team (“SLT”), and such other duties as may be assigned. Of course, the Company may change your duties from time to time in its sole discretion.

Base Salary: Your annual gross salary will be $350,000.00, paid bi-weekly in accordance with our general payroll practices and subject to all required withholdings.

Incentive Compensation: Commencing on the Start Date, you will be eligible to participate in the Marlin Management Cash Incentive Program (the “MCIP”) with an annual bonus opportunity target of 60% of your annual base salary, and with the amount of bonus that is payable determined based on the level of achievement of individual, departmental and corporate goals established annually. Payment of the annual bonus, if any, will occur at the time provided in the MCIP, provided that you must be on the active payroll of Marlin at the time payment is made to be eligible to receive any such bonus for the prior fiscal year. The MCIP is reviewed and approved each year.

Long Term Incentive Compensation: Commencing with Marlin’s 2019 fiscal year, you will be eligible to fully participate in the Management Equity Incentive Program (the “MEIP”). Annual grants under the MEIP will consist of a portfolio of performance-based restricted stock units, time-based restricted stock units and time-based options with a notional value approximating $250,000.00.

Senior Management Severance Plan: Following your Start Date, you will be required to participate as a Tier II participant in the Marlin Severance Pay Plan for Senior Management (the “Severance Plan”), which provides certain severance benefits and includes certain restrictive covenants to executives who are designated as being eligible to participate in the Severance Plan if such executive experience a termination of employment that is covered by the Severance Plan. A copy of the Severance Plan is included with this offer letter.

Benefits: Marlin offers a comprehensive benefits plan including medical and prescription coverage, effective on your date of hire. Dental, vision and life insurance are effective the first of the month following your start date. A summary of the Marlin Benefits Program will be provided to you. These benefits, which will be described in detail during your New Hire Orientation, are subject to the terms and conditions of the plan documents and may be subject to change.

Time Off: SLT members do not accrue any PTO. Marlin celebrates 6 paid holidays per calendar year and an additional 3 variable holidays for a total of 9 holidays.

401(k): You may participate in Marlin’s 401(k) Retirement Savings Plan effective the first day of the month, 30 days following your start date.    Eligible employees are required to complete 1000 hours of work annually to participate in this program. Changes in your work schedule may impact your eligibility. The plan provides for a company match of 1.5% on the first 6% of personal contribution. Full vesting occurs after 3 years of service, as determined under the plan.

Employee Stock Purchase Program: You will also be eligible to participate in the Marlin 2012 Employee Stock Purchase Plan (“ESPP”), commencing with the first offering period that begins after your Start Date. The ESPP provides eligible participants with an opportunity to purchase shares of Marlin common stock at a discount, subject to the terms and conditions of the ESPP. Additional information relating to the ESPP will be separately provided to you.

Governing Law: Any disputes relating to this offer shall be governed and construed in accordance with the laws of the State of New Jersey. Any litigation related to this Agreement and/or your employment shall be filed solely in the State and/or federal courts for Burlington County, New Jersey and both parties consent to personal jurisdiction in such forum.

Taxes: The Company will, in connection with your employment, withhold from any compensation and benefits payable to you all federal, state, city and other taxes as requested by you or that the Company is required to withhold pursuant to any law or government regulation or ruling.

Employment At-Will: This offer is for employment at-will, meaning either you or Marlin may terminate your employment at any time, with or without cause or notice. The at-will nature of your employment relationship cannot be changed except in a written document signed by you and a Senior HR Representative. Except as otherwise set forth above, upon termination of your employment, Marlin will have no further obligations to you under this letter agreement.

Conditions: Please note that Marlin can rescind the offer of employment at any time up until acceptance is received by Marlin. This offer is also contingent upon certain conditions. If you fail to satisfy any of the conditions, the Company reserves the right to rescind any outstanding offer of employment or terminate your employment without notice. These conditions are as follows:

1.

Satisfactory completion of a background and reference check, including confirmation of the accuracy of your resume. Please complete and return the attached background authorization form and credit check form within the next three (3) business days.

2.	Satisfactory completion of a pre-employment test for illegal substances. Please complete and return the attached illegal substances screen form within the next three (3) business days.

3.

Confirmation of eligibility to legally work in the United States, in accordance with the requirements of the Immigration Reform & Control Act of 1986. You will be required to provide satisfactory documented evidence of your identity and eligibility for employment in the United States, in accordance with the requirements of U.S. law within three (3) business days of your date of hire.

4.	This is a full-time position and you agree to devote all your working hours to the Company. You may not work for another employer without the prior written consent of the Company.

5.	Execution of the attached Confidentiality and Non-Solicitation Agreement.

Consideration Period: This offer of employment, if not previously withdrawn by the Company or accepted by you, will expire on December 7, 2018, although additional time for consideration of the offer can be made available if you find it necessary.

* * *

I look forward to working with you and welcome the contributions you will bring to this outstanding company. If you agree to the terms and condition of this offer, please sign and return the original of this letter. You should retain one copy of this letter for your files.

Best regards,

/s/ Laura Anger

Laura Anger
Chief HR Officer

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I accept your offer of employment and agree to the provisions stated in this letter. I acknowledge and agree that this letter constitutes the entire agreement between Marlin and me and supersedes all prior verbal or written agreements, arrangements or understandings pertaining to my offer of employment, except for the enclosed Confidentiality and Non-Solicitation Agreement, which shall remain in full force and effect. I understand that I am employed at-will and that my employment can be terminated at any time, with or without cause, at the option of either the Company or me.

ACCEPTED AND AGREED:

/s/ Michael Bogansky	12/10/18
Michael Bogansky	Date Signed